Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

November 25, 2009

Direct Dial

(212) 351-4000

Fax No.

(212) 351-4035

Associated Materials, LLC

Associated Materials Finance, Inc.

3773 State Road

Cuyahoga Falls, Ohio 44223

Re:	Associated Materials, LLC and Associated Materials Finance, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Associated Materials, LLC, a Delaware limited liability company (the “Company”), and Associated Materials Finance, Inc., a Delaware corporation (together with the Company, the “Issuers”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Issuers are offering to exchange (the “Exchange Offer”) up to $200,000,000 principal amount of the Issuers’ 9.875% Senior Secured Second Lien Notes due 2016 (the “New Securities”) for a like principal amount of the Issuers’ outstanding 9.875% Senior Secured Second Lien Notes due 2016 issued in a private placement under the Securities Act (the “Old Securities”). The New Securities will be fully and unconditionally guaranteed (including the related provisions of the Indenture referred to below, the “Guarantees”) by Gentek Holdings, LLC, a Delaware limited liability company, and Gentek Building Products, Inc., a Delaware corporation (collectively, the “Guarantors”), which fully and unconditionally guarantee the Old Securities.

The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated November 5, 2009 (the “Registration Rights Agreement”). The Registration Rights Agreement was executed in connection with the private placement of the Old Securities.

The Old Securities were issued and the New Securities will be issued pursuant to the Indenture, dated as of November 5, 2009 (the “Indenture”), among the Issuers, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The New Securities and the Indenture are each governed by the internal laws of the State of New York.

We have examined the originals, or photostatic or certified copies, of such records of the Issuers and the Guarantors and certificates of officers of the Issuers and the Guarantors and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed the Registration Statement shall have been declared effective under the Securities Act and its effectiveness shall not have been terminated or rescinded, and that the indenture shall have been qualified under the Trust Indenture Act of 1939, as amended. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuers and the Guarantors and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)	the New Securities, when executed, authenticated and delivered in the form contemplated by, and in accordance with the terms of, the Indenture and upon the terms set forth in the prospectus included in the Registration Statement, will be legal, valid and binding obligations of the Issuers; and

(2)	the Guarantees, when the New Securities have been executed and delivered on behalf of the Issuers in the form contemplated by the Indenture and authenticated by the Trustee, will be legal, valid and binding obligations of the Guarantors.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (“DLLCA”) and the United States of America. These opinions are limited to the current laws of the States of New York, the DGCL, the DLLCA and the United States of America, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof. We are not admitted to practice law in the State of Delaware, but we are generally familiar with the DGCL and the DLLCA, as currently in effect, and have made such inquiries as we considered necessary to render our opinions. We have assumed that any limited liability company agreement of the Company and any Guarantor is binding and enforceable against each member and manager, in accordance with its terms; to the extent our opinions are dependent on the interpretation of any such agreement, it is based on the plain meaning of the provisions thereof in light of the DLLCA. Without limitation, we do not express any opinion regarding any Delaware contract law. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

B.

Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

C.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification or contribution, to the extent such provisions may be contrary to public policy or federal or state securities laws, (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount at which the Old Securities were issued), or (iv) any purported fraudulent transfer “savings” clause.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

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